Exhibit 10.4

                                     LICENSE

         LICENSE AGREEMENT ("Agreement") made as of November 4, 2004, by and between The Knockout Group, Inc. ("Licensee") and GEORGE FOREMAN ("Licensor"). The parties hereto agree as follows:

         1. DEFINITIONS: As used in this Agreement, the following terms shall have the following respective meanings:

              a. "PROPERTY": The name "George Foreman" and Licensor's approved likeness and signature.

              b. "LICENSED PRODUCTS": Consumer cleaning products approved in all respects by Licensor (including, without limitation, the preparation, packaging, supply and marketing) in writing in advance in his sole discretion, including those items approved by Licensor as of the date of this Agreement as listed on Schedule A hereto. It is currently intended that the following Licensed Products will be the first two (2) Licensed Products manufactured: "George Foreman's Knockout Waterless Car Cleaner" ("Car Cleaner"); and "George Foreman's Knockout Carpet and Upholstery Cleaner" ("Upholstery Cleaner"). Other Licensed Products may be manufactured subject to the provisions of this Agreement.

              c. "TERRITORY": World.

              d. "TERM": Eight (8) years from the date hereof unless earlier terminated pursuant to Paragraph 3(c) or Paragraph 10 hereof or extended by mutual written consent of both parties at any time prior to the end of such eight-year period, subject to their agreement upon appropriate financial terms.

         2. GRANT OF LICENSE.

              a. Upon the terms and conditions set forth in this Agreement, Licensor hereby grants to Licensee and Licensee hereby accepts for the Term of this Agreement, a license to use the Property solely on or in connection with the manufacture, distribution, sale, promotion and marketing of the Licensed Products as specified above for the ultimate retail sale to the public throughout the Territory.. Such license shall be exclusive, except as otherwise provided in this Agreement, including, without limitation, in Paragraph 7(d). Notwithstanding any provision to the contrary in this Paragraph 2 or elsewhere in this Agreement, if Licensee manufactures, distributes, sells, promotes and/or markets the Licensed Products in any country listed on the United States Trade Representatives Watch List (each, a "Watch List Country"), Licensee shall

                  (i) apply to register the word mark, "George Foreman," in the Watch List Country, in Licensor's name, and in the goods and services or other trademark category applicable to cleaning products and preparations for general, household, and automotive applications (each a "Watch List Registration");

                  (ii) monitor use of the Watch List Registration and the Property in the Watch List Country in a commercially reasonable manner to detect and prevent infringement and unauthorized use thereof;

                  (iii) promptly inform Licensor of any such infringement and other unauthorized use of which Licensee becomes aware as a consequence of its monitoring activities or otherwise; and

                  (iv) pursue Infringement Claim(s) (as defined in Paragraph 6(e) below) to rectify and prevent unauthorized use of the Watch List Registration and/or the Property, unless Licensee reasonably determines that there would be no commercial benefit from doing so.

              b. The License granted pursuant to this Agreement shall apply only to Licensee and the manufacture and distribution, promotion and marketing of Licensed Products in the Territory during the Term, but not in, upon, or with any other goods or services of any kind. Licensor reserves all rights not expressly conveyed to Licensee hereunder.

         3. COMPENSATION.

              a. Signing Bonus: Licensee shall pay Licensor a signing bonus in the amount of [REDACTED PURSUANT TO REQUEST FOR CONFIDENTIAL TREATMENT] (the "Signing Bonus"). The Signing Bonus shall be paid in two installments of [REDACTED PURSUANT TO REQUEST FOR CONFIDENTIAL TREATMENT] each, with the first installment payable upon the execution of this Agreement and the second installment payable upon the earlier to occur of (i) Licensee's reciept, as a consequence of a financing transaction, of no less than Eight Million Dollars ($8,000,000) (the "Financing") or (ii) December 31, 2004. The Signing Bonus shall constitute an independent obligation of Licensee that may not be recouped from royalties paid to Licensor.

              b. Royalty: Licensee shall pay to Licensor a royalty equal to [REDACTED PURSUANT TO REQUEST FOR CONFIDENTIAL TREATMENT] of (a) the then-current retail price of each Licensed Product sold directly to consumers by Licensee or (b) the then-current wholesale price of each Licensed Product sold to all other entities by Licensee, as applicable, less only a deduction for refunds or credits for returned Licensed Products to the extent actually paid out or credited by Licensee. Royalties shall not be payable to Licensor until payment for the applicable Licensed Product is received by or credited to the account of Licensee or any assignee, successor, employee, officer, director, agent or affiliate of Licensee or on behalf of any of them. For the avoidance of doubt, Licensee's royalty shall be determined without any other reserves or deductions of any kind, including, without limitation, reserves for returns. No costs incurred in the manufacture, sale, distribution, advertisement, or exploitation of the Licensed Product(s) shall be deducted from any royalties payable by Licensee. All of Licensee's invoices in connection with the sale or distribution of Licensed Products shall be stated in United States Dollars. Licensee agrees that it will not use, or knowingly permit the use of, and will exercise due care that its customers likewise will refrain from the use of, the Licensed Products as a "Premium", except with the prior written consent of Licensor. For purposes of this Agreement, the term "Premium" shall be defined as including, but not limited to, combination sales, free or self-liquidating items offered to the public in conjunction with the sale or promotion of a product or service, including traffic building or continuity visits by the consumer/customer, or any similar scheme or device, the prime intent of which is to use the Licensed Products in such a way as to promote, publicize and or sell the products, services or business image of the user of such item. In addition, Licensee shall not give away more than a token number of Licensed Products (i.e., less than one percent (1%) of those manufactured) or sell any Licensed Product for more than twenty percent (20%) less than the established wholesale or retail price, as applicable, of that Licensed Product without Licensor's written approval, nor shall Licensee accept any compensation for Licensed Products other than currency without Licensor's written approval in each instance.

              c. Retention Bonus.. Notwithstanding the provisions of Paragraph 1(d), this Agreement shall automatically terminate upon the end of the calendar year in which the fifth anniversary of this Agreement occurs, unless Licensee pays to Licensor as a retention bonus the amount of [REDACTED PURSUANT TO REQUEST FOR CONFIDENTIAL TREATMENT] prior to such date.

              d. Minimum Royalty. Notwithstanding any provision in this Agreement to the contrary, Licensee hereby agrees to pay to Licensor the following minimum royalty (the "Minimum Royalty") for each calendar year of the Term or a pro rated portion thereof for any partial year of the Term:

        Years 1 - 5 [REDACTED PURSUANT TO REQUEST FOR CONFIDENTIAL TREATMENT] Year 6 [REDACTED PURSUANT TO REQUEST FOR CONFIDENTIAL TREATMENT] Year 7 [REDACTED PURSUANT TO REQUEST FOR CONFIDENTIAL TREATMENT] Year 8 [REDACTED PURSUANT TO REQUEST FOR CONFIDENTIAL TREATMENT]


              e. Payments and Statements.

              (1) Within forty-five (45) days following the end of each calendar quarter ("License Quarter"), or portion thereof during which this Agreement is in effect ("Partial Quarter"), commencing on the date of this Agreement and continuing until all Licensed Products have been disposed of as provided in this Agreement, Licensee shall furnish to Licensor complete and accurate statements certified to be accurate by an officer of Licensee setting forth all Licensed Product(s) shipped, distributed and/or sold by Licensee during the preceeding License Quarter or Partial Quarter, and the then-current wholesale price and any returns made, together with an unaudited financial statement for such License Quarter or Partial Quarter.

              (2) Within forty-five (45) days following the end of each full calendar year during the Term, Licensee shall determine, and shall provide to Licensor a statement (the "Annual Statement") showing, the total amount of royalties due and owing to Licensor hereunder for such calendar year. Licensee also shall provide to Licensor at such time unaudited financial statements for such calendar year and, when they become available, audited statements for the calendar year. Receipt or acceptance by Licensor of any statement, including any Annual Statement, furnished pursuant to this Agreement or of any sums paid hereunder shall not preclude Licensor from questioning the correctness thereof at any time within three (3) years after receipt by Licensor of the applicable statement and/or payment, except in instances of fraud or other circumstances that could not reasonably have been discovered in the course of a competent audit. In the event that any inconsistencies or mistakes are discovered in such statements or payments, they shall immediately be rectified and the appropriate payments made by Licensee. Late payments shall bear interest at the lesser of the then current prime rate of Licensee's primary lender, plus three percent (3%), and the maximum allowable under the law (the "Rate").

              (3) Licensee shall make royalty payments to Licensor as follows:

                           A. Years 1 and 2: Within forty-five (45) days
                  following the end of the initial Partial Quarter and subsequent License Quarters during the first two (2) calendar years of the Term, Licensee shall pay to Licensor the royalties due on Licensed Product sales pursuant to Paragraph 3(b) during such Partial Quarter and License Quarter.

                           B. Year 3 Through Year 8: Within forty-five (45) days
                  following the end of each License Quarter during the third calendar year and each subsequent calendar year of the Term, Licensee shall pay to Licensor twenty-five percent (25%) of the Minimum Royalty (the "Quarterly Royalty") due for such year. Within forty-five (45) days following the end of the final Partial Quarter of the Term, Licensee shall pay to Licensor the appropriate pro rated portion of the Quarterly Royalty.

                           C. Reconciliation.. If at the end of each of the
                  first two (2) full calendar years of the Term the Annual Statement shows that the amount of royaltyies due and owing to Licensor falls short of the Minimum Royalty due for such year, then Licensee shall provide to Licensor, within fifteeen (15) days of delivery of the Annual Statement to Licensor, payment of the difference between the total royalties already paid to Licensor for such year and the Minimum Royalty (or pro rated portion thereof) due for such year. For purposes of calculation under this subparagraph e(3)(C), an amount shall be added to the Minimum Royalty for the first full calendar year of the Agreement equal to the initial Minimum Royalty amount for the first calendar year applied pro rata to the first Partial Quarter. For the third full calendar year of the Agreement and thereafter, if the Annual Statement shows that the amount of royalties due and owing to Licensor exceeds the Minimum Royalty (or pro rated portion thereof) paid for such year, Licensee shall provide to Licensor, within fifteen (15) days of delivery of the Annual Statement to Licensor, payment of the difference between the Minimum Royalty and the actual amount of royalties.

              (4) Licensee shall keep, maintain and preserve (in Licensee's principal place of business) for at least three (3) years following termination or expiration of the Term (including the Sell - Off Period, if any, set forth in Paragraph 4 of this Agreement), complete and accurate records of accounts covering all of its transactions relating to the manufacture, distribution and sale of Licensed Products.. Such records and accounts shall be available for inspection and audit at any time or times during or up to three (3) years after the Term during reasonable business hours and upon reasonable notice by Licensor or its nominees. Licensee agrees not to cause or permit any interference with Licensor or nominees of Licensor in the performance of their duties. During such inspections and audits, Licensor, upon undertaking to hold the same in confidence (except as may be required for dispute resolution), shall have the right to take extracts and/or make copies of Licensee's records as it deems necessary. With the exception of the calendar year ending with the first Partial Quarter, Licensee shall pay the reasonable legal, accounting and other costs and expenses incurred by Licensor in conducting one (1) such inspection and audit during each calendar year of the Term, provided that such inspection and audit is conducted by an independent auditor upon which the parties mutually agree and the results of such inspection and audit are immediately provided by the independent auditor directly to both parties upon completion. The exercise by Licensor in whole or in part, at any time, of the right to audit records and accounts or of any other right herein granted, or the acceptance by Licensor of any statement or statements or the receipt and/or deposit by Licensor of any payment tendered by or on behalf of Licensee shall be without prejudice to any rights or remedies of Licensor and such acceptance, receipt and/or deposit shall not preclude or prevent Licensor from thereafter disputing the accuracy of any such statement or payment except as specifically set forth herein.

              (5) If pursuant to its rights hereunder Licensor causes an audit and inspection to be instituted which thereafter discloses a deficiency between the amount found to be due to Licensor and the amount actually received or credited to Licensor, then Licensee shall be responsible for payment of the deficiency, together with interest thereon at the Rate from the date such amount became due until the date of payment. If an audit or inspection of Licensee's books and records indicates that sales (or other distribution) reported or royalties paid for any License Quarter shall have been under reported or underpaid by more than ten percent (10%) (a "Material Deficiency"), Licensee shall be in material breach of this Agreement and, in addition to other remedies available to Licensor, (i) Licensee shall immediately reimburse Licensor's costs of the audit or inspection relating to such License Quarter, if any, including any professional fees related to such activity; and (ii) Licensor shall have the right to terminate this Agreement. Any actual overpayment to Licensor shall be recouped solely from future royalties payable to Licensor, and no reimbursement shall be required in connection therewith with the exception of any overpayments to Licensor outstanding upon the termination of the Agreement, which overpayments may be recouped directly from Licensor or any entity established by Licensor pursuant to Paragraph 15.

              4. SELL OFF RIGHTS UPON TERMINATION OR EXPIRATION.

              Licensee shall deliver, as soon as practicable, but not later than thirty (30) days following expiration or termination of the Term, a statement indicating the number and description of Licensed Product(s) on hand on hand as of the date of termination together with a description of all advertising and promotional materials relating thereto. Following expiration or termination of the Term, Licensee shall not continue to manufacture, distribute, sell, promote and/or market any of the Licensed Product(s) utilizing the Property or any Watch List Registration.. However, if Licensee has complied with all the provisions of this Agreement, Licensee may continue to distribute and sell its remaining inventory on a non-exclusive basis for a period not to exceed one hundred eighty
(180) days following such termination or expiration, subject to payment of the applicable royalties thereon ("Sell - Off Period"). In no event, however, may Licensee distribute and sell Licensed Products during such period at a price which is less than the average price for the Licensed Products sold during the immediately preceding two (2) License Quarters. If Licensee has any remaining inventory of the Licensed Product(s) following such one hundred eighty (180) day period, Licensee shall, at Licensee's option, make available such inventory to Licensor for purchase at a price below cost to be reasonably determined by Licensor, deliver up to Licensor for destruction said remaining inventory or furnish to Licensor an affidavit attesting to the destruction of said remaining inventory. Licensor shall have the right to conduct a physical inventory in order to ascertain or verify such inventory and/or physical inventory. In the event this Agreement is terminated by Licensor for cause, Licensee shall be deemed to have forfeited its sell-off rights hereunder. In addition to the forfeiture, Licensor shall have recourse to all other legal remedies available to it.

              5. INDEMNIFICATIONS.

              a. During the Term, and continuing after the expiration or termination of this Agreement, Licensee shall indemnify Licensor, his relatives, heirs, representatives and assigns (collectively, the "Licensor Indemnitees) and shall hold the Licensor Indemnitees harmless from any loss, liability, damage, cost or expense arising out of any claims or suits which may be brought or made against any Licensor Indemnitee by reason of (i) any breach of Licensee's covenants and undertakings hereunder (including those set forth in Paragraph 9 hereof); (ii) any unauthorized use by Licensee of the Property; (iii) Licensee's noncompliance with any applicable laws, any applicable regulations (including without limitation all USDA and other health regulations or any voluntary industry standards); and (iv) any alleged defects and/or inherent dangers (whether obvious or hidden) in the Licensed Products or the use thereof (including without limitation, any defect in the packaging or in the preparation instructions or the claimed existence of any impurity or other contamination or adulteration of any ingredient that is claimed to have caused illness or other personal injury or death), or any use thereof.

              b. With regard to Paragraph 5(a) above, Licensee agrees to obtain, at no expense to Licensor, (i) product liability insurance providing adequate protection for Licensor and Licensee against any liability arising out of the production, distribution, advertising or use of the Licensed Products which insurance shall be a combined single-limit policy in an amount not less than Twenty Million Dollars ($20,000,000) (provided that Ten Million Dollars ($10,000,000) of such coverage can be "excess" or "umbrella" coverage); and (ii) all other insurance as required by applicable law in connection with the manufacture, sale and distribution of the Product. Simultaneously with the execution of this Agreement, Licensee undertakes to submit to Licensor a fully paid policy or certificate of insurance naming Licensor as an additional insured in a form approved by Licensor, and requiring that the insurer shall not terminate or materially modify such policy or certificate without written notice to Licensor at least thirty (30) days in advance thereof.

              c. During the Term, and continuing after the expiration or termination of this Agreement, Licensor or any entity established by Licensor pursuant to Paragraph 15 shall indemnify Licensee and its representatives and assigns (collectively, the "Licensee Indemnitees) and shall hold the Licensee Indemnitees harmless from any loss, liability, damage, cost or expense arising out of any claims or suits which may be brought or made against any Licensee Indemnitee by reason of any breach by Licensor of his representations and/or obligations under Paragraph 25 hereof; provided, however, that the indemnification obligation set forth in this subparagraph (c) shall be capped in each instance at the amount of any royalties or bonuses, including Minimum Royalties, paid or payable during the eighteen (18) months prior to the incident giving rise to Licensor's indemnification obligations, and in no event shall Licensor's cumulative liability under this subparagraph (c) exceed the total amount of royalties paid by Licensee to Licensor under this Agreement.

         6. NAME/LIKENESS APPROVAL RIGHTS.

              a. The Property shall be displayed or used only in such form and in such manner as has been specifically approved in writing by Licensor in advance and Licensee undertakes to assure usage of the Property solely as approved hereunder.

              b. Without limiting Paragraph 6(a) above, Licensor shall have the right to approve, in his sole discretion, any still photograph in which Licensor appears which Licensee intends to use in connection with the Licensed Products, including, without limitation, in connection with the manufacturing, advertising, sale, exploitation, promotion and publicizing of the Licensed Products. Accordingly, either (i) Licensor shall submit to Licensee still photographs approved by Licensor for use by Licensee in connection with the Licensed Products (it being understood that any photograph so submitted by Licensor shall be deemed approved in writing by Licensor for purposes of this Agreement), or (ii) in the event Licensee desires to photograph Licensor, Licensee shall submit to Licensor any still photograph which Licensee intends to use in connection with the Licensed Products, and Licensor shall have the right to approve any such photograph in his sole discretion.

              c. Without limiting Paragraph 6(a) above, Licensor shall have the right to approve, in his sole discretion, any artistic rendering of Licensor which Licensee intends to use in connection with the Licensed Products, including, without limitation, in connection with the manufacturing, advertising, sale, exploitation, promotion and publicizing of the Licensed Products. Accordingly, Licensee shall submit to Licensor any artistic rendering which Licensee intends to use in connection with the Licensed Products. If Licensor does not approve a rendering so submitted, Licensor shall advise Licensee of Licensor's disapproval and the specific reasons therefor. Licensee shall then conform such rendering to Licensor's requirements. Licensee shall then re-submit the redrawn rendering to Licensor for approval. The procedure set forth above shall continue until such time, if ever, as Licensor approves any such artistic rendering.

              d. Licensee acknowledges that, as between Licensor and Licensee, the Property is owned exclusively by Licensor. Licensee acknowledges that Licensor shall have the right to terminate this Agreement immediately in the event Licensee asserts or attempts to assert any rights (other than those granted pursuant to the Agreement) in or to any of the Property. Licensee further agrees and acknowledges that Licensor shall own the copyright and other proprietary rights in the portion of any and all artwork or product or material authorized for use or created hereunder that incorporates or embodies the Property, provided however, that Licensor shall not be permitted to exploit any such artwork, products, or material created by Licensee in connection with the Licensed Products without the express written consent of Licensee in each instance for so long as this Agreement remains in effect.. Licensor acknowledges and agrees that Licensee shall own the copyright and other proprietary rights in the portion of any and all artwork or product or material to the extent that such artwork, product or material does not incorporate or embody the Property. At the request of Licensor, Licensee shall execute such form(s) of assignment of copyright as Licensor reasonably deems necessary to evidence such ownership by Licensor. At the request of Licensee, Licensor shall execute such form(s) of assignment of copyright as Licensee reasonably deems necessary to evidence such ownership by Licensee. If any third party makes or has made any contribution to the creation of artwork, product or material authorized hereunder, Licensee agrees to obtain from such party an assignment of rights sufficient to vest in Licensor the rights set forth above. All rights in and to the Property not specifically granted in this Agreement are reserved to Licensor, for Licensor's use and exploitation, in his sole discretion. Without limiting any other provision hereof, after the Term and the Sell - Off Period, if applicable, Licensee shall not be permitted to exploit the Property in conjunction with the Licensed Products, or anything containing the Property, or any slogans, logos or other indicia related to the Licensed Products that contain the Property without the express written consent of Licensor in each instance. The provisions of this subparagraph (d) shall survive the termination or expiration of this Agreement.

              e. Licensee shall assist Licensor in the procurement, protection, and maintenance of Licensor's rights to the Property. Licensor may, in his sole discretion, and Licensee may, with Licensor's prior consent, which shall not be unreasonably withheld or delayed, commence or prosecute and effect the disposition of any claims or suits relative to the imitation, infringement and/or unauthorized use of the Property ("Infringement Claims") either in such party's own name or in the name of the other party, or join the other party as a party in the prosecution of such claims or suits. If Licensee initiates an Infringement Claim, Licensor shall have the right to approve counsel chosen by Licensee to prosectue the Infringement Claim. Licensee agrees to cooperate fully with Licensor in connection with any Infringement Claims prosecuted by Licensor and undertakes to furnish full assistance to Licensor in the conduct of all proceedings in regard thereto at the expense of Licensee. If any Infringement Claims are initiated by Licensee (with Licensor's consent), Licensor agrees to provide Licensee with reasonable cooperation and to furnish full assistance to Licensee in the conduct of all proceedings in regard thereto at the expense of Licensee. Licensee agrees to take commercially reasonable steps to monitor and control the uses of the Property by its customers and vendors. Licensee shall take commercially reasonable measure to apprise itself, and promptly notify Licensor in writing, of any infringements or imitations or unauthorized uses by others of the Property on or in relation to products identical or similar or related to the Licensed Products. Licensor shall in its sole discretion have the right to settle or effect compromises with respect to Infringement Claims; provided, however, that Licensor shall not unreasonably withhold or delay Licensor's consent to settlements and compromises with respect to Infringement Claims brought and conducted by Licensee. If either Licensor or Licensee (with Licensor's consent) pursues an Infringement Claim in the United States or any country other than a Watch List Country, each party shall bear fifty percent (50%) of the cost of conducting such Infringement Claim. If Licensee pursues an Infringement Claim in a Watch List Country, Licensee shall bear one hundred percent (100%) of the cost of pursuing such Infringement Claim. If Licensee declines to pursue an Infringement Claim in a Watch List Country consistent with subparagraph (iv) of Paragraph 2(a) hereof, and Licensor elects to pursue such Claim, each party shall bear fifty percent (50%) of the cost of pursuing such claim. Notwithstanding any provision to the contrary in this Paragraph 6 or elsewhere in this Agreement, if Licensee initiates an Infringement Claim, all costs that Licensor is required to pay in connection with such Infringement Claim shall, after such time as they are incurred, be deducted from royalties that Licensee pays to Licensor, and in no event shall such costs exceed fifty percent (50%) of the total amount of royalties that Licensee is required to pay to Licensor hereunder during any annual period.

         7. APPROVALS AND QUALITY CONTROLS; LICENSOR'S PRODUCT PROPOSAL RIGHTS.

              a. Licensee acknowledges that if the Licensed Products manufactured and sold by it are of inferior quality in design, material or workmanship, the substantial goodwill which Licensor has built up and now possesses in the Property would be impaired. Licensee agrees to comply and maintain compliance with the quality standards and specifications of Licensor in respect to all usage of the Property on or in relation to the Licensed Products throughout the Term of this Agreement and any renewals or extensions thereof. In addition to Licensor's approval rights under Paragraph 6 above, Licensor shall have the absolute right to approve all types of Licensed Products, artwork, logos, uses of his name and packaging. Accordingly, Licensee agrees to furnish to Licensor free of cost, for his written approval as to quality and style, samples of each of the Licensed Products together with their packaging and wrapping material, as follows in the successive stages indicated: (i) rough sketches/layout concepts; (ii) finished artwork or final proofs; and (iii) finished products including packaged samples.

              b. No Licensed Products and no material whatever utilizing the Property shall be manufactured, sold, distributed or promoted by Licensee without Licensor's prior written approval. Licensee may, subject to Licensor's prior written approval in accordance with Paragraph 6 above, use textual and/or pictorial matter pertaining to the Property on such promotional, display and advertising material as may, in its reasonable judgment, promote the sale of the Licensed Products. All advertising and promotional material relating to the Licensed Products including without limitation print, billboard and any and all audio visual materials (e.g. infomercials) must be submitted to Licensor for his written approval at the following stages appropriate to the medium used: (i) rough concepts; (ii) layout, storyboard, script; and (iii) finished materials.

              c. Approval or disapproval shall lie in Licensor's sole discretion. Any Licensed Products not so approved in writing shall be deemed unlicensed and shall not be manufactured or sold. If any unapproved Licensed Products are being sold, Licensor may, together with other remedies available to it including, but not limited to, immediate termination of this Agreement, require such Licensed Products to be immediately withdrawn from the market and to be destroyed, such destruction to be attested to in a certificate signed by an officer of Licensee.

              d. With the exception of those product ideas contemplated by Licensee as of the date of this Agreement as listed on Schedule B hereto, Licensor shall have the right to propose to Licensee product ideas for Licensed Products (each a "Product Proposal"). Each Product Proposal shall specify the proposed Licensed Product ("Proposed Product") in reasonable detail, shall be in writing, and shall be delivered to Licensee in accordance with Paragraph 13. Licensee shall have thirty (30) days from receipt of a Product Proposal within which to notify Licensor (in accordance with Paragraph 13) whether Licensee accepts or rejects the Product Proposal. If Licensee rejects a Product Proposal or fails to bring to market within a reasonable period of time a Licensed Product substantially similar to the Proposed Product, Licensor shall have the right to develop, produce, distribute, market and sell, or to have a third party develop, produce, distribute, market and sell, the Proposed Product.

              e. Any modification of a Licensed Product must be submitted in advance for Licensor's written approval as if it were a new Licensed Product.

              f. Licensed Products must conform in all material respects to the final production samples approved by Licensor. If the quality of a Licensed Product ceases to conform materially to the specifications for such Licensed Product on which the final production samples approved by Licensor were based (the "Specifications"), or if a Licensed Product has otherwise been altered or is demonstrably defective in light of the Specifications, Licensor may, in addition to other remedies available to him, require that such Licensed Product be immediately withdrawn from the market, provided that variations within normal commercial tolerances shall not be deemed such a modification, change or deterioration.

              g. Licensee shall permit Licensor, upon reasonable notice, to inspect Licensee's manufacturing operations and testing records with respect to the Licensed Products.

              h. If any changes or modifications are required to be made to any material submitted to Licensor for his written approval in order to ensure compliance with Licensee's Specifications or standards of quality, Licensee agrees promptly to make such changes or modifications. Subsequent to final approval, no fewer than two (2) production samples of Licensed Products will be sent to Licensor to ensure quality control simultaneously upon distribution to the public. In addition, Licensor shall have the right to purchase any and all Licensed Products in any quantity at the price Licensee charges its best customer at the maximum discount price; provided, however, that, unless Licensee otherwise agrees in writing, Licensor may only sell Licensed Products in conjunction with the operation of a business that does not materially involve the preparation, packaging, supply and/or marketing of consumer cleaning products and that does not otherwise materially compete with the business of Licensee.

              i. To avoid confusion of the public, Licensee agrees not to associate other characters or licensed properties with the Property on the Licensed Products or in any packaging, promotional or display materials unless Licensee receives Licensor's prior written approval. Furthermore, Licensee agrees not to use the Property (or any component thereof) on any business sign, business cards, letterhead or forms, nor to use the Property as part of the name of Licensee's business or any division thereof.

              j. Licensee shall use all reasonable efforts to notify its distributors and retailers of the requirement that Licensor has the right to approve all promotional, display and advertising material pursuant to this Agreement.

         8. GOODWILL.

         Licensee recognizes the great value of the publicity and goodwill associated with the Property and, acknowledges (i) such goodwill is exclusively that of Licensor and (ii) that the Property has acquired a secondary meaning as Licensee's trademarks and/or identifications in the mind of the purchasing public. Licensee further recognizes and acknowledges that a breach by Licensee of any of its covenants, agreements or undertakings hereunder will cause Licensor irreparable damage, which cannot be readily remedied in damages in an action at law, and may, in addition thereto, constitute an infringement of Licensee's copyrights, trademarks and other proprietary rights in, and to the Property, thereby entitling Licensor to seek equitable remedies and costs.

         9. SPECIFIC UNDERTAKINGS OF LICENSEE.

         During the Term, Licensee agrees that:

              a. It will not challenge or attack the title of Licensor in and to the Property or the validity of any Mark to the extent that the Mark incorporates the Property, nor will it challenge or attack the validity of the license granted hereunder.

              b. It will not harm, misuse or bring into disrepute the Property, but, on the contrary, will maintain the value and reputation thereof to the best of its ability;

              c. Except as permitted hereunder, it will not register or attempt to register or otherwise obtain rights in or to any trade name, trademark, service mark, logo or trade dress ("Mark") that is similar to the Property;

              d. It will manufacture, sell, promote and distribute the Licensed Products in an ethical manner and in accordance with the terms and intent of this Agreement, and in compliance with all applicable laws, government regulations and industry standards;

              e. It will not create any expenses chargeable to Licensor without the prior written approval of Licensor;

              f. It will protect to the best of its ability its right to manufacture, sell, promote, and distribute the Licensed Products hereunder;

              g. It will obligate manufacturers and other business partners to comply with the terms and conditions set forth herein;

              h. It will at all times comply with all government laws and regulations, including, but not limited to, product safety, food, health, drug, cosmetic, sanitary or other similar laws, all USDA and other health or food regulations, and all voluntary industry standards relating or pertaining to the manufacture, sale, advertising or use of the Licensed Products, and shall maintain its appropriate customary high quality standards. It shall comply with any regulatory agencies which shall have jurisdiction over the Licensed Products and shall procure and maintain in force any and all permissions, certifications and/or other authorizations from governmental and/or other official authorities that may be required in relation thereto. Each Licensed Product and component thereof distributed hereunder shall comply with all applicable laws, regulations and voluntary industry standards. Licensee shall follow reasonable and proper procedures for testing that all Licensed Products comply with such laws, regulations and standards. Upon reasonable notice, Licensee shall permit Licensor or its designees to inspect testing records and procedures with respect to the Licensed Products for compliance. Licensed Products that do not comply with all applicable laws, regulations and standards shall automatically be deemed unapproved;

              i. It will provide Licensor with the date(s) of first use of the Licensed Products in commerce, where appropriate;

              j. It will use commercially reasonable efforts to collect any and all amounts due and owing from purchasers of Licensed Products; and

              k. It will not use its "Knockout" trademark or any other of its Marks or technology, whether or not patentable, to produce, on or in conjunction with the sale, distribution, and/or marketing of any consumer cleaning product in conjuntion with which Licensee utilizes the name and/or likeness of any celebrity other than Licensor.

         10. TERMINATION RIGHTS.

         a. Licensor shall have the right to terminate this Agreement immediately without prejudice to any rights that Licensor may have, whether pursuant to the provisions of this Agreement or otherwise, if:

              (1) Licensee defaults in the performance of any of its material obligations provided for in this Agreement; or

              (2) Licensee shall have failed to deliver to Licensor or to maintain in full force and effect the insurance referred to in Paragraph 5(b) hereof; or

              (3) Licensee shall fail to make any payments due hereunder on the applicable due date;

              (4) Licensee shall fail to comply with any laws, regulations or voluntary industry standards as provided herein or if any governmental agency or other body, office or official vested with appropriate authority finds that the Licensed Products are harmful or defective in any way, manner or form or are being manufactured, sold or distributed in contravention of applicable laws, regulations or standards, or in a manner likely to cause harm; or

              (5) Licensee shall be unable to pay its debts when due, or shall make any assignment for the benefit of creditors, or shall file any petition under the bankruptcy or insolvency laws of any jurisdiction, or place, or shall have or suffer a receiver or trustee to be appointed for its business or property, or be adjudicated a bankrupt or an insolvent; or

              (6) Licensee does not commence in good faith to manufacture, distribute and sell the Licensed Products and utilize the Property on or before the date one (1) year from the date hereof and thereafter fails to diligently and continuously manufacture, distribute and sell the Licensed Products; or

              (7) Licensee shall (i) utilize the Property in any manner not expressly permitted by this Agreement, or (ii) manufacture, sell or distribute, whichever first occurs, any of the Licensed Product(s) without the prior written approval of Licensor as provided in Paragraph 7 hereof;

              (8) Licensee does not obtain $5 million in gross sales of the Licensed Products or the Financing on or before March 31, 2005;

              (9) Licensee shall breach any other agreement in effect between Licensee and Licensor; or

              (10) as provided in Paragraph 15.

         b. Licensee shall have the right to terminate this Agreement immediately without prejudice to any rights that Licensee may have, whether pursuant to the provisions of this Agreement or otherwise, if Licensor breaches Licensor's representations and/or obligations under Paragraph 25. Licensee shall not have the right to terminate this Agreement based upon the death or disability of the Licensor.

              c. Notwithstanding the provisions of this Paragraph 10, in the event of any default under this Agreement, the non-breaching party shall give notice of termination in writing to the breaching party. Licensee shall have ten
(10) days from the date of receipt of such notice to cure any default with respect to a payment obligation. Otherwise, each party shall have thirty (30) days from the date of receipt of a notice of default within which to correct a default and, failing such correction, this Agreement shall thereupon immediately terminate.

              d. Licensee shall have the right to obtain life and/or disability insurance coverage with respect to Licensor at Licensee's sole expense and for Licensee's sole benefit. At Licensee's request, Licensor shall take reasonable measures necessary for Licensee to obtain and maintain such insurance coverage.

         11. OWNERSHIP.

              a. As between Licensor and Licensee, Licensor shall own all Rights in and to the Property and Licensor's registered Marks (collectively, "Licensor IP"). To the extent, if any, that any ownership interest in and to the Licensor IP does not, or any such Rights do not, automatically vest in Licensor, by virtue of this Agreement or otherwise, and instead vest in Licensee, Licensee hereby (i) transfers and assigns to Licensor, to the extent permitted by law, all right, title, and interest that Licensee may have in and to Licensor IP, together with all Rights therein, and (ii) grants to Licensor an exclusive (even as to Licensee), royalty-free, worldwide, irrevocable right and license to use and exploit Rights to the Licensor IP that Licensee is unable under law to transfer and assign to Licensor.

              b. As between Licensee and Licensor, Licensee shall own all Rights in and to the "Knockout" Mark and Licensee's other Marks with respect to cleaning products (collectively, "Licensee IP"). To the extent, if any, that any ownership interest in and to the Licensee IP does not, or any such Rights do not, automatically vest in Licensee, by virtue of this Agreement or otherwise, and instead vest in Licensor, Licensor hereby (i) transfers and assigns to Licensee, to the extent permitted by law, all right, title, and interest that Licensor may have in and to the Licensee IP, together with all Rights therein, and (ii) grants to Licensee an exclusive (even as to Licensor), royalty-free, worldwide, irrevocable right and license to use and exploit all such Licensee IP that Licensor is unable under law to transfer and assign to Licensee.

              c. For purposes of this Paragraph 11, "Rights" means copyright rights, trademark rights, trade secret rights, patent rights and other proprietary, intellectual property, and industrial rights of any kind, including registrations, applications, continuations, continuations-in-part, divisionals, reexaminations, reissues, and foreign applications and/or counterparts thereof.

         12. MARKETING PLAN/SUPPLY.

              a Licensee shall use reasonable efforts to develop a market for the Licensed Products. Licensee shall present a comprehensive marketing plan to Licensor within sixty (60) days after the commencement of the Term hereof, and sixty (60) days prior to the commencement of each successive year during the Term and any renewals hereof. Licensee shall meaningfully consult with Licensor prior to the implementation of any such marketing plan.

              b. Licensee will use commercially reasonable efforts to supply the demand for the Licensed Products as quickly as possible, however, the parties understand and agree that the following circumstances might interfere with Licensee's ability to supply such demand:

              (1) Unforeseeable demands for the Licensed Product(s);

              (2) Laws or government regulations which limit the number of Licensed Product(s) which can be manufactured;

              (3) Acts of war;

              (4) Acts of terrorism;

              (5) Fire;

              (6) Weather conditions; or

              (7) Acts of God.

              It is not a breach of Licensee's duties if, because of the above or similar circumstances, Licensee cannot supply the demand for the Licensed Products. However, as soon as the circumstance(s) end(s), Licensee will immediately resume manufacturing the Licensed Products and/or filling orders.

         13. NOTICES.

              Except as otherwise specifically provided herein, all notices, statements or other documents which either party shall be required or shall desire to give to the other hereunder shall be in writing and shall be given by said party only by telecopier, or by courier or personal delivery or by addressing it as indicated below, and by depositing it certified first-class mail, postage prepaid, in the mail. The addresses of the parties shall be those of which the other party actually receives written notice pursuant to this Paragraph 13, and until further notice:

                 If to Licensor:         George Foreman
                                         c/o Kirkpatrick & Lockhart LLP
                                         2828 North Harwood Street, Suite 1800
                                         Dallas, Texas 75201-6966
                                         Attention:  Robert Everett Wolin, Esq.
                                         Telecopier No.:  (214) 939-4949

                 If to Licensee:         The Knockout Group, Inc.
                                         118 N. Halsted Street
                                         Chicago, Illinois 60661
                                         Attention:  John Bellamy
                                         Telecopier No.:  (312) 829-6294
                                         and to:

                                         Baker & McKenzie
                                         130 East Randolph Drive
                                         Chicago, Illinois 60601
                                         Attention:  Bruce Baker
                                         Telecopier No.:  (312) 698-2479

         Any such communications given by courier or personal delivery shall be deemed given when delivered if during normal business hours on a business day (or, if not, the next business day after delivery); any such communications given by telecopier shall be deemed given when received if during normal business hours on a business day (or, if not, the next business day after delivery) provided that such telecopy is legible and that at the time such telecopy is sent the sending party receives written confirmation of receipt and forwards a copy of the notice by courier or personal delivery or by mail; and any such communications sent by certified first-class mail, postage prepaid shall be deemed given seven (7) business days after the date of mailing.

         14. NO PARTNERSHIP, ETC.

         This Agreement does not constitute and shall not be construed as constituting a partnership or joint venture between Licensor and Licensee. Neither party shall have any right to obligate or bind the other party in any manner whatsoever, and nothing contained herein shall give, or is intended to give, any rights of any kind to any third persons.

         15. NON-ASSIGNABILITY; CHANGE OF CONTROL.

              a. This Agreement shall bind and inure to the benefit of Licensor, its successors and assigns. This Agreement is personal to Licensee, and Licensee shall not sub-license nor franchise its rights hereunder, and neither this Agreement nor any of the rights of Licensee hereunder shall be sold, transferred or assigned by Licensee and no rights hereunder shall devolve by operation of law or otherwise upon any receiver, liquidator, trustee or other party. Licensor shall not be permitted to delegate his duties hereunder without written consent of Licensee. Notwithstanding this Paragraph 15, (i) Licensee shall be permitted to sublicense or assign its rights to any entity Licensee controls; and (ii) Licensor shall be permitted to assign Licensor's obligations (although not to delegate his duties) under this Agreement to an entity adequately capitalized in light of this Agreement to which he also assigns all rights to in and to the Property and his right to receive all benefits under this Agreement. Following an assignment by Licensor in compliance with this Paragraph 15, Licensee shall not bring any claim, action or suit except against the entity to which he has made the assignment.

              b. Licensor shall have the right, exercisable upon ten (10) days' prior notice to Licensor, to terminate this Agreement at any time following a Change of Control Event occurring during the first sixty (60) months of the Term. "Change of Control Event" means any of the following : (i) Licensee's dissolution or liquidation, (ii) John Bellamy ceasing to be Licensee's chief executive officer during the first twenty-four (24) months of the Term (other than as a result of his death or permanant disability, in which case the successor chief executive officer must be a person reasonably acceptable to the Licensor) or (iii) prior to a Qualified Public Offering, the consummation of a Sale, unless Licensee first obtains Licensor's Reasonable Approval. "Sale" means Licensee's sale of all or substantially all of its assets, or the acquisition of a majority of the voting securities of Licensee by another person or entity (or group of persons or entities) by means of a stock sale, stock exchange or a merger (other than a merger which solely effects a change of domicile) or consolidation or other similar transaction, unless after giving effect to such transaction, the persons who are the shareholders of the Company as of the date of this Agreement continue to have beneficial ownership in excess of fifty percent (50%) of the economic and voting power of the surviving entity. "Qualified Offering" means the consummation of an underwritten public offering of the Company's common stock which rsults in aggregate gross proceeds (after deduction of underwriting discounts, commission and selling and registration expenses) to the Company of not less than $50,000,000 and results in an initial market capitalization for the conversion shares of at least $250,000,000, and pursuant to which the Company obtains a listing of its shares on an United States national securities exchange or the Nasdaq Stock Market or automated quotation system of nationally recognized standing. "Reasonable Approval" means the written determination by Licensor, in his good faith judgment made in a reasonably timely manner, that the proposed Sale in question is not and will likely not be adverse to any of Licensor's (A) rights or actual or projected financial benefits under this Agreement, (B) reputation, (C) religious, moral, or ethical beliefs, (i.e., constitute the facilitation or promotion of gambling, the use of alcoholic beverages, tobacco products, illicit drugs, illegal activity, "hate speech" or discrimination on the basis of race, sex, creed, national origin, religious affiliation or sexual orientation) or (D) other contractual obligations or commitments in existence from time to time, except with respect to a Sale to P&G, Johnson & Johnson, Unilever or SC Johnson; provided, however, that Licensor's "Reasonable Approval" may be withheld in his sole and absolute discretion, if (1) at the time of the Sale, Licensee is in breach of any of its material obligations under this Agreement, or (2) the Sale in question occurs during the first 24 months of the Term and is not to a company with an equity value (based on market capitalization in the case of a publicly held-company or evidence reasonably satisfactory to Licensor in the case of a private company) of at least one billion dollars. Licensee shall give at least 30 days prior notice of the consummation of any event that would constitute a Change of Control Event (for this purpose ignoring any of the exceptions to the terms "Change of Control Event", "Sale" or "Approval"); provided, however, that notice of the death or disability of John Bellamy shall be given as promptly as practicable.

         16. GOVERNING LAW/JURISDICTION.

              This Agreement shall be construed in accordance with the laws of the State of Texas without reference to the conflicts of laws principles thereof. Licensee agrees to submit to the personal and subject matter jurisdiction of the state and/or federal courts in Texas for the purpose of any disputes arising out of or relating to this Agreement.

         17. WAIVER, MODIFICATION ETC.

              No waiver, modification or cancellation of any term or condition of this Agreement shall be effective unless executed in writing by the party charged therewith. No written waiver shall excuse the performance of any acts other than those specifically referred to therein. The fact that the Licensor has not previously insisted upon Licensee expressly complying with any provision of this Agreement shall not be deemed to be a waiver of Licensor's future right to require compliance in respect thereof and Licensee specifically acknowledges and agrees that the prior forbearance in respect of any act, term or condition shall not prevent Licensor from subsequently requiring full and complete compliance thereafter.

         18. ATTORNEYS' FEES AND COSTS.

              In the event either party hereto institutes legal action against the other party to interpret or enforce this Agreement or to obtain damages for any alleged breach hereof, the prevailing party in such action or proceeding shall be entitled to an award of reasonable attorneys' fees.

         19. HEADINGS; CONSTRUCTION.

              Titles or captions contained in this Agreement are inserted only as a matter of convenience, and for reference only, and in no way limit, define or extend the provisions of this Agreement. The words "include," "includes," and "including" are deemed to be followed by "without limitation," whether or not they are in fact followed by such words or words of like import. Unless the context clearly indicates otherwise, any term defined or used in the singular shall include the plural of such term, and any term defined or used in the plural shall include the singular of such term.

         20. SEVERABILITY.

              Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without invalidating the remaining provisions hereof, and any such invalidity, illegality or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         21. CONFIDENTIALITY.

              Licensee and Licensor each agree to maintain in confidence and not disclose, either orally or in writing, to any third party the terms of this Agreement. Except to the extent necessary to carry out the terms of this Agreement in the ordinary course of its business, the parties further agree that they will not make such disclosure with respect to any "Information" (as herein defined) made available to such party directly or indirectly by the other or any of its partners, affiliates, attorneys, accountants, shareholders, officers, directors, employees, agents, or subsidiaries, including, but not limited to, any and all trade secrets, know-how, inventions, techniques, processes, customer lists, financial data, sales or marketing plans, specifications, designs, budgets, schedules or agreements ("Information"). The foregoing agreement of confidentiality shall extend to documents and Information whether furnished before or after the date of this Agreement. Each party agrees that it or he (as the case may be) will not, without the prior specific written consent of the other, use the Information made available to it hereunder for any purposes other than in connection with this Agreement and not in any way directly or indirectly detrimental to the other party. Any and all documents then in either party's possession or materials containing Information, and all reproductions thereof, shall be and remain the property of the other party, shall not be used by the holding party for any purpose except as permitted hereby, nor will such Information be disseminated to any third party by the holding party, and such Information, including all reproductions thereof, shall be returned to the other party at the earliest of (i) demand thereof by the other party, (ii) accomplishment of the purpose for which they were furnished or created, or (iii) termination of this Agreement.

         22. ENTIRE AGREEMENT.

              This Agreement constitutes the entire agreement and understanding between the parties hereto as to the subject matter hereof and supersedes any and all other prior and contemporaneous agreements and understandings, whether written or oral, between the parties hereto as to the subject matter hereof.

         23. ACCEPTANCE BY LICENSOR.

              This instrument, when signed by Licensee shall be deemed an application for a license and not a binding agreement unless and until accepted by Licensor by signature of Licensor and the delivery of such a signed copy to Licensee. The foregoing shall apply to any documents relating to renewals or modifications hereof.

         24. INFOMERCIAL/APPEARANCES.

              a. During the Term, Licensor agrees to appear on [REDACTED PURSUANT TO REQUEST FOR CONFIDENTIAL TREATMENT] infomercials (i.e., [REDACTED PURSUANT TO REQUEST FOR CONFIDENTIAL TREATMENT] for the Car Cleaner and [REDACTED PURSUANT TO REQUEST FOR CONFIDENTIAL TREATMENT] for the Upholstery Cleaner). Each such infomercial shall not require the services of the Licensor for more than [REDACTED PURSUANT TO REQUEST FOR CONFIDENTIAL TREATMENT]. The location and date for the taping of such infomercials shall be mutually determined by the parties and subject to Licensor's availability. In addition, Licensor shall have the right to approve the script, storyboard and all other material creative aspects of such infomercials. All such infomercials shall be produced pursuant to the AFTRA Agreement by an AFTRA signatory and Licensor shall be paid the minimum amount set forth therein for his services. Licensee agrees to pay any required pension, health and welfare payments directly to AFTRA in connection with such infomercials. Licensor agrees to consider appearing in such infomercials for other Licensed Products during the Term; provided, however, that such decision shall be at Licensor's sole discretion and Licensor's failure to agree to appear in any other infomercials shall not be a breach of this Agreement. Without limiting any other provision of this Agreement, any material shot in connection with such infomercials shall be used solely in the applicable infomercial unless approved otherwise in writing by Licensor.

              b. Licensor shall consider making up to [REDACTED PURSUANT TO REQUEST FOR CONFIDENTIAL TREATMENT] personal appearances during the Term, including, without limitation, participating in a press conference announcing the launch of the Licensed Products; provided, however, that such decision shall be at Licensor's sole discretion and Licensor's failure to make any appearances shall not be a breach of this Agreement. Any appearances shall be subject to Licensor's availability and approval of all relevant aspects.

              c. In connection with any services provided by Licensor hereunder, Licensee will provide Licensor with [REDACTED PURSUANT TO REQUEST FOR CONFIDENTIAL TREATMENT]. In addition, if Licensor stays overnight at a particular location in connection with any such services, he shall be provided with a deluxe first-class hotel suite and access to a stretch limousine and driver for his own personal use at all times while at such location.

         25. LICENSOR'S REPRESENTATIONS.

         Licensor represents and warrants that he has the right to enter into this Agreement and to grant the rights granted to Licensee hereunder. In addition, Licensor shall not commit any act or become involved in any situation or occurrence, knowledge of which is made public after the date hereof, which act, situation or occurrence, in Licensee's reasonable opinion, degrades the Property in society or brings the Property into public disrepute, contempt, scandal, scorn or ridicule, or tends to provoke, shock or offend the community or any sizable group or class thereof, or which subjects or tends to subject Licensor to contempt or scandal.

         26. SURVIVAL.

              The following provisions of this Agreement shall survive its expiration or earlier termination: Paragraphs 3 (only to the extent any amounts due and payable under the Agreement remain unpaid), 4, 5, 6(d), 8, 9(a), 9(b), 9(c), 11, 13, 14, 16, 17, 18, 19, 21, 22, 23, and 27, as well as such definitions set forth in this Agreement as are necessary to give meaning and effect to the foregoing Paragraphs.

         27. ALTERNATIVE DISPUTE RESOLUTION.

              The terms and procedures set forth in Schedule C shall apply to any dispute or claim arising under or related to this Agreement.

                            * * * * * * * * * * * * *

         This agreement shall be of no force or effect unless and until it is signed by all of the parties listed below:

AGREED AND ACCEPTED:                            AGREED AND ACCEPTED:

LICENSOR:                                       LICENSEE:

                                                THE KNOCKOUT GROUP, INC.


/s/ George Foreman                              /s/ John Bellamy
------------------------------                  ----------------------------
GEORGE FOREMAN                                  By:  John Bellamy
                                                Its: Chairman and CEO